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                                  EXHIBIT 99.4

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RP(R) FINANCIAL, LC.
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Financial Services Industry Consultants


                                                        December 9, 2004



Boards of Directors
Alpena Bancshares, M.H.C.
Alpena Bancshares, Inc.
First Federal of Northern Michigan
100 South Second Avenue
Alpena, Michigan  49707

Re:     Plan of Conversion and Reorganization
        Alpena Bancshares, M.H.C.
        Alpena Bancshares, Inc.
        First Federal of Northern Michigan
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Members of the Board:

        All capitalized terms not otherwise defined in this letter have the meanings given such terms in the plan of conversion and reorganization (the "Plan") adopted by the Board of Directors of Alpena Bancshares, M.H.C. (the "MHC") and Alpena Bancshares, Inc. (the "Company"). Pursuant to the Plan, the Company, which owns 100% of First Federal of Northern Michigan (the "Bank"), will be succeeded by a new Maryland corporation to be named First Federal of Northern Michigan Bancorp, Inc. (Bancorp). As part of the conversion, Bancorp will sell shares of common stock in an offering representing the 55.45% interest in the Company currently owned by the MHC and contribute newly-issued shares to a newly-formed charitable foundation. Bancorp will also issue shares of common stock to the public stockholders of the Company pursuant to an exchange ratio determined by the Board of Directors.

        We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in Bancorp are to be issued to: (1) Eligible Account Holders; (2) Tax-Qualified Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. If the above entities do not subscribe for all of the shares offered, Bancorp will offer the remaining shares to the general public, giving preference to: (1) natural persons residing in the Michigan counties of Alpena, Alcona, Antrim, Charlevoix, Cheboygan, Crawford, Emmet, Iosco, Kalkaska, Montmorency, Ogemaw, Oscoda, Otsego and Presque Isle; (2) the Company's public stockholders as of January 31, 2005; and (3) Other members of the general public.

        Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

        (1)     the subscription rights will have no ascertainable market value;
                and,

        (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.




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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com

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RP FINANCIAL, LC.
BOARD OF DIRECTORS
DECEMBER 9, 2004
PAGE 2


        Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or Bancorp's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.


                                                Sincerely,


                                                /s/ RP FINANCIAL, LC.


                                                RP FINANCIAL, LC.